Exhibit 23.3

                          PLS CPA, A PROFESSIONAL CORP.
           * 4725 MERCURY STREET #210 * SAN DIEGO * CALIFORNIA 92111 *
       * TELEPHONE (858)722-5953 * FAX (858) 761-0341 * FAX (858) 433-2979
                         * E-MAIL changgpark@gmail.com *


May 31, 2013

To Whom It May Concern:

We hereby consent to the use in this Registration Statement on S-1/A Amendment No. 3 of our review report dated May 30, 2013, with respect to the unaudited interim financial statements of Perkins Oil & Gas, Inc. included in S-1/A Amendment No. 3 for the period ended March 31, 2013. We also consent to the references to us under the headings "Experts" in such Registration Statement.

Very truly yours,


/s/ PLS CPA
-----------------------------------
PLS CPA, A Professional Corp.
San Diego, CA 92111



          Registered with the Public Company Accounting Oversight Board